Exhibit 10.1 - Exclusivity Extension Letter dated February 27, 2014

LEE ENTERPRISES, INCORPORATED
201 N. Harrison St.
Davenport, IA 52801
CONFIDENTIAL
February 27, 2014

MUDRICK CAPITAL MANAGEMENT, LP 477 Madison Avenue, 12th Floor New York, NY 10022 Attn: Jason Mudrick Email: jmudrick@mudrickcapital.com	HAWKEYE CAPITAL MANAGEMENT, LLC 800 Third Avenue New York, NY 10022 Attn: Richard Rubin Email: rich@hawkeyecap.com
COHANZICK MANAGEMENT, LLC 427 Bedford Road, Suite 230 Pleasantville, NY 10570 Attn: David Sherman Email: david@cohanzick.com	ARISTEIA CAPITAL, L.L.C. 136 Madison Avenue, 3rd Floor New York, NY 10016 Attn: William Techar Email: techar@aristeiacapital.com
CVC CREDIT PARTNERS 712 Fifth Avenue, 42nd Floor New York, NY 10019 Attn: Scott Bynum Email: sbynum@cvc.com	FRANKLIN MUTUAL ADVISORS, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078 Attn: Shawn Tumulty Email: stumulty@msfi.com

Exclusivity Extension Letter
$200,000,000 Second Lien Term Loan Facility
Ladies and Gentlemen:

Reference is made to that certain Commitment Letter, dated January 31, 2014 (as attached hereto as Exhibit A, the “Commitment Letter”) setting forth, among other things, the terms and conditions pursuant to which (i) the Commitment Parties have undertaken to provide a commitment in respect of the New Second Lien Term Facility and (ii) the Company Parties have agreed to provide an exclusivity period in respect of the Refinancing to the Commitment Parties as more fully set forth in the Commitment Letter. Capitalized terms used in this letter agreement (this “Extension Letter”) without definition shall have the meanings given to such terms in the Commitment Letter.

As permitted by the Commitment Letter, the Company Parties and the Commitment Parties hereby agree to extend the Exclusivity End Date to March 31, 2014; provided, that notwithstanding anything in the Commitment Letter to the contrary, nothing therein shall prevent the Company Parties (or their officers and directors) from taking or failing to take any action such Company Parties (or such officers and directors) are obligated to take (or not take, as the case may be) in the performance of any fiduciary duties such Company Parties owe to any other person or entity under applicable law, in each case if and to the extent such actions (or inactions) are undertaken in good faith and on the advice of outside legal counsel to the Company Parties.

If the foregoing correctly sets forth the agreement between the Commitment Parties and the Company Parties with respect to the express subject matter hereof, please indicate your acceptance of the terms of this Extension Letter by executing and returning this Extension Letter to the Company not later than 5:00 p.m., New York City time, on February 27, 2014.

[Signature Pages Follow]

Very truly yours,
LEE ENTERPRISES, INCORPORATED,
for itself and the Company Parties

By: /s/ C.D. Waterman
Name: C.D. Waterman III
Title: Secretary

Extension Letter

Accepted and agreed to as of the date first
written above by:

MUDRICK CAPITAL MANAGEMENT, LP

By: /s/ Jason Mudrick
Name: Jason Mudrick
Title: President

HAWKEYE CAPITAL MANAGEMENT, LLC

By: /s/ Richard Rubin
Name: Richard Rubin
Title: Managing Partner

COHANZICK MANAGEMENT, LLC

(in its capacity as advisor to accounts and funds)
By: /s/ David K. Sherman
Name: David K. Sherman
Title: Authorized Agent

ARISTEIA CAPITAL, L.L.C.

By: /s/ Robert H. Lynch, Jr.
Name: Robert H. Lynch, Jr.
Title: Manager

By: /s/ Anthony Frascella
Name: Anthony Frascella
Title: Chief Investment Officer

MUTUAL QUEST FUND
By: Franklin Mutual Advisers, LLC,
its investment advisor

By: /s/ Shawn Tumulty
Name: Shawn Tumulty
Title: Vice President

CVC CREDIT PARTNERS

By: /s/ Scott Bynum
Name: Scott Bynum
Title: Managing Director

Extension Letter

EXHIBIT A

(Commitment Letter)

Execution version
LEE ENTERPRISES, INCORPORATED
201 N. Harrison St.
Davenport, IA 52801
CONFIDENTIAL
January 31, 2014

MUDRICK CAPITAL MANAGEMENT, LP 477 Madison Avenue, 12th Floor New York, NY 10022 Attn: Jason Mudrick Email: jmudrick@mudrickcapital.com	HAWKEYE CAPITAL MANAGEMENT, LLC 800 Third Avenue New York, NY 10022 Attn: Richard Rubin Email: rich@hawkeyecap.com
COHANZICK MANAGEMENT, LLC 427 Bedford Road, Suite 230 Pleasantville, NY 10570 Attn: David Sherman Email: david@cohanzick.com	ARISTEIA CAPITAL, L.L.C. 136 Madison Avenue, 3rd Floor New York, NY 10016 Attn: William Techar Email: techar@aristeiacapital.com
CVC CREDIT PARTNERS, LLC 712 Fifth Avenue, 42nd Floor New York, NY 10019 Attn: Scott Bynum Email: sbynum@cvc.com	FRANKLIN MUTUAL ADVISORS, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078 Attn: Shawn Tumulty Email: stumulty@msfi.com

Commitment Letter
$200,000,000 Second Lien Term Loan Facility

Ladies and Gentlemen:

Lee Enterprises, Incorporated (the “Company”) and the Company’s direct and indirect subsidiaries (collectively, the “Company Parties”, “we” or “us”) intend to effect a refinancing (the “Refinancing”) of all of the Company Parties’ respective obligations under that certain Second Lien Loan Agreement, dated as of January 30, 2012 (as amended on May 1, 2013 and as further amended, supplemented or otherwise modified from time to time (subject to clause (g)(y) of the Commitment Conditions set forth below) prior to the consummation of the New Second Lien Term Facility referred to below, the “Existing Second Lien Loan Agreement”), among the Company, the lenders from party thereto from time to time, and Wilmington Trust, National Association, as administrative agent (the “Agent”), and the Credit Documents referred to (and as such term is defined) therein, with the proceeds of the New Second Lien Term Facility described (and as defined) in the term sheet attached as Exhibit A hereto (the “Term Sheet”)1 all on the terms and subject to the conditions set forth herein and in the Term Sheet.

In connection with the foregoing, subject to the terms, conditions and limitations set forth in this letter agreement (including the Term Sheet, collectively, this “Commitment Letter”), each of Mudrick Capital Management, LP (acting through such of its funds, affiliates or investment vehicles as it deems appropriate, “Mudrick”), Hawkeye Capital Management, LLC (acting through such of its funds, affiliates or investment vehicles as it deems appropriate, “Hawkeye”), Aristeia Capital, L.L.C. (acting through such

________________
1 Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Term Sheet., all on the terms and subject to the conditions set forth herein and in the Term Sheet.

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of its funds, affiliates or investment vehicles as it deems appropriate, “Aristeia”), CVC Credit Partners, LLC (acting through such of its funds, affiliates or investment vehicles as it deems appropriate, “CVC”), Franklin Mutual Advisors on behalf of its advisory client Franklin Mutual Quest Fund (acting through such of its funds, affiliates or investment vehicles as it deems appropriate, “MSFI”), and Cohanzick Management, LLC (acting through such of its funds, affiliates or investment vehicles as it deems appropriate, “Cohanzick” and, together with Mudrick, Hawkeye, CVC, MSFI and Aristeia, collectively, the “Commitment Parties” or “you”) is pleased to advise the Company of its commitment to provide, in the case of Mudrick, $_________, in the case Hawkeye, $_________, in the case of Cohanzick, $_________, in the case of Aristeia, $__________, in the case CVC, $__________, and in the case of MSFI, $__________, of the aggregate principal amount of $__________ in respect of the New Second Lien Term Facility.

It is understood and agreed that the commitments of the Commitment Parties hereunder are several and not joint, and that this Commitment Letter shall not constitute or give rise to any obligation on the part of any Commitment Party or any of their affiliates to provide any financing, except as expressly provided herein.

We agree promptly to prepare and provide to the Commitment Parties all information reasonably requested by any of the Commitment Parties with respect to any of the Company Parties. We hereby represent and covenant that all information contained in the Company’s SEC filings and all other information (other than information of a general economic nature) relating to the Company Parties or the Refinancing that has been or is hereafter provided to the Commitment Parties in writing by us or any of our legal or financial advisors (all such information, collectively, the “Information”) is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. In connection with this Commitment Letter and the New Second Lien Term Facility, the Commitment Parties will be entitled to use and rely upon the Information without responsibility for independent verification thereof.

The obligations of the Commitment Parties pursuant to this Commitment Letter are subject to: (a) the Commitment Parties, collectively, not having discovered or otherwise becoming aware of any information not previously disclosed to or known by the Commitment Parties (including pursuant to public filings by the Company with the U.S. Securities and Exchange Commission (“SEC”) prior to the date hereof) that they reasonably believe to be inconsistent in a material and adverse manner with any such information provided to them or their advisors by the Company Parties or their representatives or advisors (including pursuant to such public filings) prior to the date hereof relating to the business, operations, assets, properties or financial condition of the Company Parties, taken as a whole; (b) since September 29, 2013, there not having occurred any event (including, without limitation, newly initiated litigation), development, change or condition not previously disclosed to or known to the Commitment Parties (including pursuant to public filings by the Company with the SEC prior to the date hereof) that has had or could be reasonably expected to have a material adverse effect on the business, operations, assets, properties, or financial condition of the Company Parties, taken as a whole; (c) the negotiation, execution and delivery of definitive documentation for the New Second Lien Term Facility (the “Definitive Documentation”) (it being acknowledged that the Definitive Documentation for the New Second Lien Term Facility will require the consent of all of the Commitment Parties in respect of any waiver of any condition thereof prior to the effectiveness thereof), the terms of which shall be consistent with the Term Sheet and otherwise reasonably satisfactory to the Commitment Parties (including their counsel); (d) the Company Parties’ compliance with the terms and conditions of this Commitment Letter in all material respects; (e) the representations and warranties of the Company Parties in this Commitment Letter shall be true and correct in all material respects as if made on the Closing Date and there shall have been delivered to the Commitment Parties a certificate to such effect, dated as of the Closing Date, signed

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on behalf of the Company Parties by a duly authorized officer of the Company; (f) the Commitment Parties shall have received, in U.S. Dollars, to the extent documentation therefor shall have been provided to the Company at least one business day prior to the Closing Date, the Transaction Expenses; (g) the absence of (x) the payment of any fees (other than professional fees and expenses) by any Company Party to, or for the benefit of, any Lender in excess of the amounts disclosed to and approved by the Commitment Parties and (y) any amendment, modification or waiver to the Existing Second Lien Facility after the date hereof that is not reasonably acceptable to the Commitment Parties; (h) the (x) appointment of the Agent as the administrative agent and collateral agent for the Lenders under the New Second Lien Term Facility, in each case on terms and documentation reasonably acceptable to the Agent, and (y) payment by or on behalf of the Company of all agency or other fees of the Agent due on or prior to the Closing Date; (i) the Company having delivered to the Commitment Parties true and complete copies of all Definitive Documentation (other than any fee letters or engagement letters to the extent such disclosure is expressly prohibited by the confidentiality provisions thereof); (j) after giving effect to the closing of the Refinancing on the Closing Date, no default or event of default under the Existing Lee First Lien Facility(or if applicable, any New Lee First Lien Facility), the Existing Pulitzer First Lien Facility (or, if applicable, any New Pulitzer First Lien Facility), the New Second Lien Term Facility or any other material indebtedness of the Company Parties shall have occurred and be continuing; (k) no judgment, injunction, decree or other order issued by a court of competent jurisdiction or other competent governmental or regulatory authority shall prohibit the substantial consummation of the material transactions contemplated by the Refinancing; (l) the Company shall not have awarded any roles or titles in connection with the New Second Lien Term Facility (other than engaging and naming J.P. Morgan Securities LLC (“JPMorgan”) and Deutsche Bank Securities Inc. as joint lead arrangers and joint bookrunners (collectively, the “Arrangers”) in respect of the New Second Lien Term Facility, with JPMorgan having left lead designation) without the prior written consent of the Commitment Parties; and (m) no amendments, consents, waivers or modifications to the Existing Lee First Lien Facility (or if applicable, any New Lee First Lien Facility) or the Existing Pulitzer First Lien Facility (or if applicable, any New Pulitzer First Lien Facility) shall have been made following the date hereof without the prior written consent of the Commitment Parties to the extent the consent of the Administrative Agent (as defined in the Existing Second Lien Loan Agreement) or any Lender (as defined in the Existing Second Lien Loan Agreement) under the Existing Second Lien Loan Agreement is required under the Existing Second Lien Loan Agreement with respect to any such amendment, consent, waiver or modification (all of the foregoing conditions (a) through (m), collectively, the “Commitment Conditions”).

Notwithstanding anything to the contrary herein, the obligations of the Commitment Parties under this Commitment Letter shall only become effective upon each of the Company (for itself and on behalf of the other Company Parties) and the Commitment Parties executing and delivering signature pages to this Commitment Letter in accordance with the final paragraph hereof.

Until the 31st day after the date hereof (or such later date as may be agreed in writing by the Company and each Commitment Party, each acting in its sole discretion, the “Exclusivity End Date”), the Company Parties will not take (and the Company Parties will not permit any of their respective financial advisors, arrangers, bookrunners, attorneys, accountants, affiliates or other persons retained by or acting on behalf of a Company Party to take) directly, or indirectly, any action to solicit, encourage, discuss, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Company Parties or any matters contemplated by this Commitment Letter) any offer or inquiry from any person (other than the Commitment Parties) concerning any potential refinancing of (or other transaction that will have the effect of repaying) the indebtedness under the Existing Second Lien Loan Agreement (other than as contemplated by the Term Sheet); provided that this paragraph shall not restrict the Company Parties from engaging in discussions with potential Lenders under the New Second Lien Term Facility to the extent otherwise permitted by this Commitment Letter or approved by the Commitment Parties. In addition, the Company hereby agrees to, and to cause each applicable Company

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Party to, actively negotiate in good faith during the period prior to the Exclusivity End Date to consummate the transactions contemplated by this Commitment Letter.

We agree, jointly and severally, (a) to indemnify and hold harmless each Commitment Party and its officers, directors, employees, affiliates, advisors, agents and controlling persons (the “Indemnified Parties”) from and against any and all losses, claims, damages and liabilities to which any such Indemnified Party may become subject to arising out of or in connection with this Commitment Letter, the New Second Lien Term Facility (including the use of any proceeds thereof), or any claim, litigation, investigation or proceeding relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any of such Indemnified Parties is a party thereto or whether a Proceeding is initiated by or on behalf of a third party or us or any of our equity holders, affiliates, agents, counterparties, creditors or any similar person, and to reimburse each Indemnified Party for any reasonable and documented legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnification will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party, and (b) to reimburse or pay, as the case may be, from time to time (i) all reasonable out-of-pocket expenses incurred by any Commitment Party or its affiliates in connection with the transactions contemplated by this Commitment Letter, any related documentation (including, without limitation, the Definitive Documentation) and the preparation, consideration and negotiation of the foregoing and (ii) the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP (“Milbank”), as the single primary counsel to the Commitment Parties, and up to one local counsel in any relevant jurisdiction, in an amount in respect of such legal fees of Milbank described in this clause (ii) not to exceed the amount set forth in a separate agreement between the Company and Milbank (all amounts under this clause (b), collectively, the “Transaction Expenses”). All payments (whether in cash or in kind, including warrants) made hereunder shall be made without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or will be grossed up by the Company in cash for such amounts (subject to customary exceptions, including, without limitation, taxes imposed under FATCA or calculated based on the income of a party). For purposes of this paragraph, “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended from time to time, as of the date hereof (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof. No Indemnified Party shall be liable for any damages arising from the unauthorized use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, provided that each Commitment Party employs the same standard of care to protect the confidentiality of the Company’s information as it employs to protect its own information. Neither the Company nor any Commitment Party shall be liable for any special, indirect, punitive or consequential damages in connection with its activities related to this Commitment Letter or the New Second Lien Term Facility except to the extent such damages would otherwise be subject to indemnity hereunder.

We acknowledge and agree that (a) no fiduciary, advisory or agency relationship between any of the Company Parties, on the one hand, and any of the Commitment Parties, on the other hand, is intended to be or has been created in respect of the New Second Lien Term Facility or any of the transactions contemplated by this Commitment Letter, irrespective of whether any of the Commitment Parties has advised or is advising any of the Company Parties on other matters, (b) the Commitment Parties, on the one hand, and the Company Parties, on the other hand, have an arms‑length business relationship that does not directly or indirectly give rise to, nor do the Company Parties rely on, any fiduciary or other implied duty on the part of any Commitment Party, (c) each of the Company Parties is capable of evaluating and understanding, and we understand and accept, the terms, risks and conditions of the New Second Lien Term Facility and the other transactions contemplated by this Commitment Letter, and have

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sought independent legal advice from counsel of the Company Parties’ choice with respect to the foregoing, (d) the Company Parties have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from the Company Parties’ interests and that the Commitment Parties have no obligation to disclose such interests and transactions to the Company Parties by virtue of any fiduciary, advisory or agency relationship and (e) the Company Parties waive, to the fullest extent permitted by law, any claims any of them may have against the Commitment Parties for breach of fiduciary duty, alleged breach of fiduciary duty or other implied duty and agree that the Commitment Parties shall have no liability (whether direct or indirect) to any of the Company Parties in respect of such a fiduciary or other implied duty claim or to any person asserting a fiduciary or other implied duty claim on behalf of or in right of any of the Company Parties, including their respective stockholders, employees or creditors. Additionally, we acknowledge and agree that the Commitment Parties are not advising any of the Company Parties as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company Parties shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the New Second Lien Term Facility and the transactions contemplated hereby, and the Commitment Parties shall have no responsibility or liability to any Company Party with respect thereto.

In addition, each of the parties hereto acknowledges that the Commitment Parties or one or more affiliates of any of the Commitment Parties directly or indirectly holds a significant amount of the Company’s equity interests and agrees that any such applicable Commitment Party may render the services contemplated by this Commitment Letter notwithstanding any actual or potential conflict of interest arising or resulting from the foregoing, and each party hereto hereby agrees not to assert any claim such party might allege based on any actual or potential conflict of interest that might be asserted to arise or result from, on the one hand, the foregoing and, on the other hand, the relationship between such applicable Commitment Party and the Company in connection with the transactions contemplated hereby. The terms of this paragraph shall survive the expiration or termination of this Commitment Letter.

We acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including but not limited to financial advisory services) to other companies in respect of which we may have conflicting interests regarding the New Second Lien Term Facility or the transactions described herein and otherwise. None of the Commitment Parties or any of their affiliates will use confidential information obtained from the Company Parties by virtue of the transactions contemplated by this Commitment Letter or their other relationships with the Company Parties in connection with the performance by the Commitment Parties or any of their affiliates of services for other companies, and the Commitment Parties and their affiliates will not furnish any such information to other companies. We also acknowledge that neither the Commitment Parties nor any of their affiliates has any obligation to use in connection with the New Second Lien Term Facility or the transactions contemplated by this Commitment Letter, or to furnish to the Company or its subsidiaries or representatives, confidential information obtained by the Commitment Parties or any of their affiliates from any other company or person.

The Company represents and warrants to the Commitment Parties as set forth below, in each case as of the date hereof and as of the Closing Date (except to the extent expressly limited to a specified date below): (a) each of the Company Parties has been duly incorporated or formed and is validly existing as a corporation or limited liability company in good standing under the laws of their respective jurisdictions of incorporation or formation, with the requisite power and authority to own its properties and conduct its business as currently conducted, (b) each of the Company Parties have the requisite corporate or limited liability company power and authority to enter into, execute and deliver this Commitment Letter and to perform its obligations hereunder, and have taken, or (in the case of performance only), prior to the Closing Date, will have taken, all necessary corporate action required for the due authorization, execution, delivery and performance by them of this Commitment Letter, including entry into the Definitive Documentation and the issuance of the Warrants, (c) this Commitment Letter has been duly and validly

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executed and delivered by the Company Parties and constitutes the valid and binding obligation of the Company Parties, enforceable against the Company Parties in accordance with its terms and (d) the entering into of this Commitment Letter by the Company and the performance of its obligations hereunder (including the payment of the Transaction Expenses) do not violate, cause a breach of or give rise to any default under the Existing Lee First Lien Facility, the Existing Pulitzer First Lien Facility, the Existing Second Lien Facility or any other material agreement entered into by any of the Company Parties, including any engagement letter or similar agreement with the Arrangers.

Notwithstanding any investigation at any time made by or on behalf of any party hereto, all representations and warranties made in this Commitment Letter will survive the execution and delivery of this Commitment Letter and the closing of the transactions contemplated by this Commitment Letter.

Neither this Commitment Letter nor any of the rights, interests or obligations under this Commitment Letter will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Notwithstanding the previous sentence, this Commitment Letter, or any Commitment Party’s rights, interests or obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by such the Commitment Parties to (i) any affiliate (as defined in Rule 12b‑2 under the Exchange Act) of such Commitment Party over which such Commitment Party or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights without the consent of the Company or (ii) any other bank or other financial institution approved by the Company (such approval not to be unreasonably withheld or delayed); provided that any such assignee assumes all such assigned, delegated and transferred rights, interests and obligations of such Commitment Party hereunder and agrees in writing to be bound by the terms of this Commitment Letter in the same manner as such Commitment Party to the extent of its rights, interests and obligations so assigned. Notwithstanding the foregoing or any other provision herein, no such assignment to an affiliate will relieve such Commitment Party of its obligations hereunder if such affiliate assignee fails to perform such obligations, provided that, for the avoidance of doubt, such Commitment Party shall have no such obligations in respect of permitted assignees which are not affiliates. This Commitment Letter is intended to be solely for the benefit of the parties hereto (and Indemnified Parties), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Parties).

This Commitment Letter (including the documents and instruments referred to in this Commitment Letter) is not intended to and does not confer upon any person, other than the parties hereto (and Indemnified Parties) and their successors and permitted assigns, any rights or remedies under this Commitment Letter. This Commitment Letter may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart. THIS COMMITMENT LETTER WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF EXCEPT IN RELATION TO MATTERS CONCERNING THE ISSUANCE OF COMPANY STOCK, IN WHICH CASE THE LAWS OF THE STATE OF DELAWARE SHALL APPLY.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or federal court of the United

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States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in New York State or to the extent permitted by law, in such federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

This Commitment Letter and its terms and substance and any other information and work product provided by each Commitment Party or any of its affiliates, employees, officers, attorneys or other professional advisors in connection herewith or therewith shall be for the Company Parties’ confidential use only and shall not be disclosed, directly or indirectly, by any Company Party to any other person other than on a confidential basis to the Company Parties’ controlling persons, directors, employees, officers, accountants, attorneys and professional advisors (including the Arrangers) directly involved in the consideration of this matter, provided that nothing herein shall prevent the Company Parties from disclosing such information (a) upon the order of any court or administrative agency, (b) upon demand of any regulatory agency or authority, (c) in the Company’s SEC filings, to the extent the Company concludes that it is appropriate (or required by any NDA (as defined below)) to make such disclosure (subject to redaction (to the extent permitted under applicable law) of the Commitment Parties’ respective individual commitment amounts set forth in the second paragraph hereof and such other information as the Commitment Parties shall reasonably request), or (d) otherwise as required by law. The restrictions contained in the preceding sentence shall apply both before and after this Commitment Letter has been executed by the Commitment Parties. Each Commitment Party agrees, and agrees to cause its respective affiliates, employees, officers, attorneys and other professional advisors, to maintain all material non‑public information (within the meaning of the United States securities laws) regarding the Company Parties as confidential in accordance with such Commitment Party’s NDA with the Company.

The compensation, reimbursement, indemnification, release, confidentiality, jurisdiction and waiver of jury trial provisions contained herein and any other provisions hereof that by their express terms survive expiration or termination of this Commitment Letter shall, in each case, remain in full force and effect regardless of whether the Closing Date occurs and the Definitive Documentation is executed and delivered and notwithstanding the expiration or termination of this Commitment Letter; provided that this Commitment Letter shall in all other respects be superseded by the Definitive Documentation upon the effectiveness thereof.

All notices and other communications in connection with this Commitment Letter will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic facsimile or e-mail (in each case, with confirmation of receipt), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice): (a) if to any Commitment Party, as set forth in its address block above; (b) if to the Company, to: Lee Enterprises, Incorporated, 201 N. Harrison Street, Suite 600 Davenport, Iowa 52801, Attention: General Counsel, Fax: 563-327-2600, with copies to: Lane & Waterman LLP, 220 N. Main St. Suite 600, Davenport, Iowa 52801, Attention: C. Dana Waterman III, Fax: 563-324-1616.

This Commitment Letter (including the agreements attached as exhibits to and the documents and instruments referred to in this Commitment Letter) constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Commitment Letter, except that the parties hereto

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acknowledge that any confidentiality agreements heretofore executed among the parties (each, an “NDA”) will continue in full force and effect in accordance with their terms. Furthermore, this Commitment Letter may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Commitment Letter may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance; provided, however, that the references to the Arrangers may not be modified without the prior consent of the Arrangers. No delay on the part of any party in exercising any right, power or privilege pursuant to this Commitment Letter will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Commitment Letter, nor will any single or partial exercise of any right, power or privilege pursuant to this Commitment Letter, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Commitment Letter. The rights and remedies provided pursuant to this Commitment Letter are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

It is acknowledged and agreed by the parties hereto that any breach by any party hereto of the terms of this Commitment Letter may give rise to irreparable harm for which money damages may not be an adequate remedy, and, accordingly, in addition to any other remedies, it may be appropriate for the non-breaching party in such circumstances (but in the case of such breach by any Commitment Party, only to the extent all other conditions to the Refinancing and its commitments hereunder have been satisfied in full and it is solely such Commitment Party’s breach that is preventing or materially delaying the occurrence of the Closing Date) to enforce the terms of this Commitment Letter by a decree of specific performance.

The Commitment Parties hereby notify the Company Parties that pursuant to the requirements of the U.S.A. PATRIOT ACT (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”), they may be required to obtain, verify and record information that identifies the Company Parties, which information may include the name and address of the Company Parties, and other information that will allow the Commitment Parties to identify the Company Parties in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act.

If the foregoing correctly sets forth the agreement between the Commitment Parties and the Company Parties, please indicate your acceptance of the terms of this Commitment Letter by executing and returning this Commitment Letter to us not later than 11:59 p.m., New York City time, on January 31, 2014. Unless the Commitment Parties, in their sole discretion, agree to an extension, the commitment of and all other agreements of the Commitment Parties hereunder shall automatically terminate (a) on March 31, 2014 in the event that the Closing Date shall not have occurred on or prior to such date, (b) immediately following the Closing Date or (c) by written notice from the Commitment Parties to the Company at any time following the Company Parties ceasing to actively negotiate in good faith exclusively with the Commitment Parties prior to the Exclusivity End Date. In addition, the Commitment Parties may by written notice to the Company terminate this Commitment Letter at any time upon the failure, inability or refusal of the Company to satisfy any of the Commitment Conditions.

[Signature Pages Follow]

Very truly yours,
LEE ENTERPRISES, INCORPORATED,
for itself and the Company Parties

By: /s/Carl G. Schmidt
Name: Carl G. Schmidt
Title: Chief Financial Officer

Second-Lien Refinancing Commitment Letter

Accepted and agreed to as of the date first
written above by:

MUDRICK CAPITAL MANAGEMENT, LP

By: /s/Jason Mudrick
Name: Jason Mudrick
Title: President

Accepted and agreed to as of the date first
written above by:

HAWKEYE CAPITAL MANAGEMENT, LLC

By: /s/Richard Rubin
Name: Richard Rubin
Title: Managing Member

Accepted and agreed to as of the date first
written above by:

COHANZICK MANAGEMENT, LLC

By: /s/David K. Sherman   (in its capacity as advisor to accounts & funds)
Name: David K. Sherman
Title: Managing Member

Accepted and agreed to as of the date first
written above by:

ARISTEIA CAPITAL, L.L.C.

By: /s/William R. Techar
Name: William R. Techar
Title:    Manager
Aristeia Capital, L.L.C.

            /s/Andrew B. David
Andrew B. David
General Counsel
Aristeia Capital, L.L.C.

Accepted and agreed to as of the date first
written above by:

MUTUAL QUEST FUND

By: Franklin Mutual Advisers, LLC,
its investment advisor

By: /s/Shawn Tumulty
Name: Shawn Tumulty
Title: Vice President

Accepted and agreed to as of the date first
written above by:

CVC CREDIT PARTNERS, LLC

By: /s/Scott Bynum
Name: Scott Bynum
Title: Managing Director

Second-Lien Refinancing Commitment Letter

EXHIBIT A

(Term Sheet)

LEE ENTERPRISES

$200,000,000 SECOND-LIEN REFINANCING

PRELIMINARY TERM SHEET

This summary of principal terms and conditions (this “Term Sheet”) is provided for discussion purposes only and does not constitute a commitment to provide or arrange any financing for any person. All terms set forth herein are subject to further review and modification in all respects and are subject to further due diligence and internal approvals. Except as expressly provided in any binding written agreement the parties may enter into, no past, present or future action, course of conduct, or failure to act relating to the transactions or proposals referred to in this Term Sheet or relating to the negotiation of the terms of such transactions or proposals shall give rise to or serve as the basis for any obligation or other liability on the part of such persons or any of their affiliates.

New Second Lien Term Facility

Type and amount:	$200 million senior second-lien term loan facility (the “New Second Lien Term Facility”).
Borrower:	Lee Enterprises, Incorporated (the “Borrower”).
Administrative Agent and Collateral Agent:	Wilmington Trust, N.A. (the “Agent”).
Joint Lead Arrangers and Joint Bookrunners:	JPMorgan Securities LLC and Deutsche Bank Securities Inc. (the “Arrangers”).
Lenders:
A syndicate of banks, financial institutions and other entities, including certain existing lenders under the Existing Second Lien Facility referred to below (collectively, the “Initial Lenders”; and together with their respective successors and assigns, the “Lenders”).

Purpose:
The proceeds of the New Second Lien Term Facility will be used on the disbursement date thereof (the “Closing Date”) solely to (i) first, refinance in full the existing Second Lien Loan Agreement, dated as of January 30, 2012, among Lee Enterprises, Incorporated, as borrower, the lenders from time to time party thereto, and Wilmington Trust, N.A., as the administrative agent and collateral agent (as amended on May 2, 2013 and as otherwise amended, supplemented or otherwise modified, the “Existing Second Lien Facility”), (ii) second, pay costs, fees (including any applicable prepayment premium due under the Existing Second Lien Facility) and expenses incurred in connection with the transactions contemplated by this Term Sheet and (iii) third, repay outstanding indebtedness under the Existing Lee First Lien Facility (as defined below) to the extent required thereby.

Other transactions:
In addition to the New Second Lien Term Facility, the Borrower may seek to obtain a new first-lien senior credit facility or bond financing, or combination thereof, in an aggregate principal amount of $600-675 million Exclusive of a revolver in a similar size to that under the Existing Lee First Lien Facility. (the “New Lee First Lien Facility”), the proceeds of which would be used to refinance in full the Borrower’s term loans under the existing first-lien Credit Agreement, dated as of January 30, 2012, among the Borrower, the lenders from time to time party thereto, and Deutsche Bank Trust Company Americas as administrative agent and collateral agent (the “Existing Lee First Lien Facility”).

Maturity:	The New Second Lien Term Facility will mature on the payment date that occurs in December 2022.
Interest rate:	12.0% per annum, payable on a quarterly basis in cash.
Security and guarantees:
Substantially identical to the Existing Second Lien Facility, including, for the avoidance of doubt, upon the occurrence of the Pulitzer Repayment Date (as defined below), a first-priority lien on all collateral currently securing the Existing Pulitzer First Lien Facility.

Voluntary prepayments:
Up to $75 million of the New Second Lien Term Facility will be prepayable (i) within 90 days of the Closing Date at par or (ii) from and after the 90th day after the Closing Date at 102% of par, in either case with the amount by which the proceeds of any New Lee First Lien Facility exceeds the aggregate amount applied by the Borrower to repay the Existing Lee First Lien Facility in full. Any other amount (other than amounts repaid pursuant to application of the Pulitzer ECF as described (and such term is defined) below) of the New Second Lien Term Facility will be optionally prepayable at (i) 112% of par in years 1, 2 and 3, (ii) 106% of par in year 4, (iii) 103% of par in year 5 and (iv) par thereafter.

Application of Pulitzer Excess Cash Flow:
If all obligations under (i) the Notes Agreement, dated as of May 1, 2013, among St. Louis Post-Dispatch LLC, Pulitzer Inc. and the Purchasers named therein, and the related credit and security documentation (collectively, the “Existing Pulitzer First Lien Facility”), and (ii) any New Pulitzer First Lien Facility (as defined below), shall have been repaid (and not refinanced) in full (the “Pulitzer Repayment Date”), the Pulitzer Entities (as defined in the Existing Second Lien Facility) will be permitted to distribute 100% of the annual Excess Cash Flow (to be defined) of the Pulitzer Entities (the “Pulitzer ECF”) to the Borrower, provided that the Borrower immediately applies all of such amounts as follows;

● during the first three years following the Closing Date first, to pay all accrued interest, fees and other costs then payable under the New Second Lien Term Facility, second, following an offer by the Borrower to all Lenders to prepay principal outstanding under the New Second Lien Term Facility at par (which offer may be (x) accepted or rejected by any Lender in its sole discretion and (y) accepted on a non-pro-rata basis by the Lenders), to prepay, on a pro rata basis, the loans of all accepting Lenders under the New Second Lien Term Facility, and third, to pay accrued interest, principal or costs outstanding under the Existing Lee First Lien Credit Facility or the New Lee First Lien Credit Facility, as applicable; and

● after the third anniversary of the Closing Date first, to pay all accrued interest, fees and other costs then payable under the New Second Lien Term Facility, and second, to prepay principal outstanding under the New Second Lien Term Facility at par.

Conditions precedent to the Closing Date:
Customary for transactions of this type and otherwise as determined by the Agent, the Arrangers, the Initial Lenders and the Borrower, and obtainment of all consents, waivers and/or amendments required under the Existing Lee First Lien Facility and the Existing Pulitzer First Lien Facility. Closing of the New Lee First Lien Facility will not be a condition precedent to the Closing Date.

Representations and warranties:	Customary for transactions of this type.
Covenants:	Customary for transactions of this type.
Permitted Pulitzer Refinancing:
The Pulitzer Entities will be permitted to refinance the Existing Pulitzer First Lien Facility with a new first-lien senior credit facility (a “New Pulitzer First Lien Facility”) with a final maturity date not later than the maturity date of the Existing Pulitzer First Lien Facility and which otherwise satisfies and complies with all of the conditions, limitations and requirements applicable to “Permitted Pulitzer Debt Refinancing Indebtedness” under (and as that term is defined in) the Existing Second Lien Facility.

Events of Default:	Customary for transactions of this type.
Warrants:
Each Initial Lender under the New Second Lien Term Facility will receive its pro rata share of warrants for 6 million shares of common stock of the Borrower (the “Warrants”). The Warrants will have an exercise price equal to the lower of (i) the “VWAP” (to be defined in a customary manner) for the period of ten trading days immediately prior to the Closing Date and (ii) $4.19 (the closing price of the Borrower’s publicly-traded shares on January 21, 2014), and will expire on the maturity date of the New Second Lien Term Facility. The Warrants will be subject to customary registration rights.

Intercreditor arrangements:
The New Second Lien Term Facility will be subject to intercreditor arrangements substantially consistent with those in place with respect to the Existing Second Lien Facility and otherwise customary for transactions of this type.

Upon the occurrence of the Pulitzer Repayment Date, the secured parties under the Existing Lee First Lien Facility or the New Lee First Lien Facility, as applicable, will be permitted to obtain a second-priority lien on the assets of the Pulitzer Entities constituting collateral for the New Second Lien Term Facility, which lien shall be subordinated to the New Second Lien Term Facility on the terms currently required by the Existing Second Lien Facility and the Existing Lee First Lien Facility and otherwise customary for transactions of this type.

Other terms and conditions:	Customary for transactions of this type, including provisions for yield protection, voting, lender replacement and indemnification.
Expenses:
The Borrower will pay all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees, disbursements and other charges of a single primary counsel to the Initial Lenders) of the Agent, the Arrangers and the Initial Lenders in connection with the New Second Lien Term Facility and the other transactions contemplated by this Term Sheet and any amendments, modifications and waivers thereto and other activities related thereto; provided the costs and expenses paid with respect to counsel for the Initial Lenders in connection with negotiation and documentation of this Term Sheet and the New Second Lien Term Facility shall not exceed the amount set forth in a separate agreement between the Company and Milbank, Tweed, Hadley & McCloy LLP.

Counsel to the Arrangers:	Simpson Thacher & Bartlett LLP.
Counsel to the Initial Lenders:	Milbank, Tweed, Hadley & McCloy LLP.